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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                         Date of Report:  June 7, 1999

                Date of earliest event reported:  May 25, 1999


                                   eBay Inc.
            (Exact name of registrant as specified in its charter)

                                   Delaware
                (State or other jurisdiction of incorporation)

       000-24821                                         77-0430924
  (Commission File No.)                        (IRS Employer Identification No.)



                             2125 Hamilton Avenue
                              San Jose, CA 95125
             (Address of principal executive offices and zip code)

      Registrant's telephone number, including area code: (408) 558-7400

                           _________________________
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ITEM 2.   Acquisition or Disposition of Assets.

     On May 25, 1999, eBay Inc. ("eBay") completed an acquisition in which it acquired Billpoint, Inc. (the "Company"). The Company was acquired pursuant to an Agreement and Plan of Merger and Reorganization, dated as of May 18, 1999 (the "Merger Agreement"), among eBay, the Company and Brazil Acquisition Corp., a wholly owned subsidiary of eBay ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company being the surviving corporation (the "Merger"). As a result of the Merger, the Company became a wholly owed subsidiary of eBay. In connection with the Merger:
(a) eBay issued a total of approximately 525,000 shares of eBay common stock to the existing shareholders of the Company as consideration for all shares of capital stock of the Company, and (b) all options and warrants to purchase shares of common stock of the Company outstanding immediately prior to the consummation of the Merger were converted into options and warrants to purchase shares of eBay common stock.

     The Merger was intended to qualify as a tax-free reorganization and to be accounted for as a "pooling of interests." The Company provides transaction services that enable individual sellers and buyers to use their credit cards over the Internet to conduct online transactions. eBay intends to continue to use the assets acquired to conduct such business.

ITEM 7.   Financial Statements and Exhibits.

     a. If required, financial statements will be filed by amendment as soon as practicable.

     b. If required, pro forma financial information will be filed by amendment as soon as practicable.

     c.   Exhibits

          2.1 Agreement and Plan of Merger and Reorganization, dated as of May 18, 1999, among eBay Inc., Brazil Acquisition Corp. and Billpoint, Inc.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        eBay Inc.

Dated: June 6, 1999                     By:  /s/ Michael R. Jacobson
                                             -----------------------
                                             Michael R. Jacobson
                                             Vice President, Legal Affairs,
                                             General Counsel and Secretary